EXHIBIT 99.1


                  Description of Main Features of MAGICOM(R) 2000
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     MAGICOM(R) 2000 has the following main features:

          o  Compactness and ease of use.

          o Simultaneous voice and electronic handwriting between two MAGICOM(R) 2000's.

          o Capability of displaying in a single image an entire page of information.

          o Flicker-free, ultra-high resolution display, 200 lines per inch horizontal and vertical resolution, provides reading capability similar to that of a printed page.

          o Information easily readable from any direction, under sunlight or nighttime light conditions.

          o Capable of retaining an image on the display with minimal power.

          o Incorporates a scanner to send a fax or to input into a computer and provides a copier capability by interfacing with the Company developed optional printer, Magic Printer or any other commercial compatible printers.

          o Compatible with fax and PC computer terminals to send or receive information.

          o Fax and data modems to send to and receive from MAGICOM(R) 2000, fax, and computer terminals.

          o Handwriting viewed on the Company's flat panel display incorporating a writing screen and a plastic tip pen. Handwriting information can be written clearly in any language and can be printed or transmitted to other fax terminals.

          o Capable of editing received information via use of the writing screen and plastic tip pen and transmitting and/or printing such edited information.

          o Utilization of a touch screen sensitive keyboard to send alphanumeric messages to pagers.



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          o  Utilization of electronic memory to scan documents before transmission and for unattended reception.

          o Capable of receiving information, such as faxes, e-mail, handwriting and editing, which are sent via telephone, satellite or cellular links.

          o Capable of broadcasting information to multiple locations of MAGICOM(R) 2000, computer or fax terminals.

          o Capable of automatically extracting information from a remote MAGICOM(R) 2000, computer, or fax terminal.

          o  Capable of interfacing with cordless and cellular phones.

          o  Digital voice mail.

          o Voice communication via a telephone handset or via a simultaneous, two-way digital speaker system.

          o  Utilization of an on-screen instruction manual for easy use.